EXHIBIT 99.1

Cholestech Announces Fourth Quarter of Fiscal 2007 Results

HAYWARD, Calif. — May 9, 2007 — Cholestech Corporation (NASDAQ: CTEC) today announced revenue of $18 million for the fourth quarter ended March 30, 2007 compared to revenue of $17.6 million in the prior year fourth quarter. Revenue for the fiscal year ended March 30, 2007 was $69.5 million compared to prior year’s revenue of $64.1 million.

•                  Gross margin improved to 67.1% in the quarter from 63.9% in the prior year quarter, driven by higher average sales prices of disposable cassettes, lower royalty payments and manufacturing efficiencies driven by an increase in cassette sales volume.  Gross margin for the year was 66.9% compared to 62.7% in the prior year.

•                  Fourth quarter operating income decreased to $3.0 million from $3.1 million in the prior year quarter.  Operating income for the year was $11.7 million compared to $8.4 million in the prior year.

•                  Net income for the fourth quarter was $3.3 million, a 57% increase over net income of $2.1 million in the prior year fourth quarter.  Net income in the fourth quarter of the current year was positively impacted by the completion of a research tax credit study that resulted in the recognition of an additional $304,000 in tax credits and a $348,000 increase in the deferred tax asset as a result of the change in the applicable federal statutory rate.  Net income for the year was $9.4 million, a 68% increase over net income of $5.6 million in the prior year.

•                  Non-GAAP operating income for the fourth quarter was $3.7 million, a 19% increase compared to $3.1 million in the prior year fourth quarter.  Non-GAAP operating income for the year was $14.7 million, a 31% increase compared to $11.2 million in the prior year.

•                  Non-GAAP net income for the fourth quarter was $3.8 million, an 81% increase compared to $2.1 million in the prior year fourth quarter.  Non-GAAP net income for the year was $11.4 million, a 56% increase compared to $7.3 million in the prior year.

Fourth quarter and fiscal year ended March 30, 2007 comparisons to the fourth quarter and fiscal year ended March 31, 2006 were negatively impacted by a 13 vs. 14 week and a 52 vs. 53 week comparison, respectively.

To aid in period to period comparisons and to supplement the results presented in accordance with generally accepted accounting principles (GAAP), Cholestech uses non-GAAP measures of operating results, net income and net income per diluted share, which are adjusted from results based on GAAP to exclude SFAS 123R stock based compensation expenses and prior year expenses incurred in connection with the development and distribution agreement with Boule Diagnostics International AB (Boule).

Non-GAAP Reconciliation

(in thousands, except per share amounts)

	Quarter Ended		Fiscal Year Ended
	3/30/2007	3/31/2006	3/30/2007	3/31/2006

Operating income	$2,971	$3,132	$11,701	$8,372
SFAS 123R stock based compensation expenses	742	—	2,969	—
Boule related expenses	—	—	—	2,800
Non-GAAP operating income	$3,713	$3,132	$14,670	$11,172

Net income	$3,345	$2,105	$9,406	$5,634
SFAS 123R stock based compensation expenses	504	—	2,015	—
Boule related expenses, net of tax	—	—	—	1,700
Non-GAAP net income	$3,849	$2,105	$11,421	$7,334

Net income per diluted share	$0.21	$0.14	$0.61	$0.38
SFAS 123R stock based compensationexpenses, net of tax	0.03	—	0.13	—
Boule related expenses, net of tax	—	—	—	0.11
Non-GAAP net income per diluted share	$0.24	$0.14	$0.74	$0.49

For the fourth quarter ended March 30, 2007, Cholestech generated revenue of $18 million, representing a 3% increase over revenue of $17.6 in the fourth quarter of the prior year.  Operating income for the fourth quarter ended March 30, 2007 of $3.0 million, which includes approximately $742,000 in stock based compensation expenses related to SFAS 123R, was a decrease over the prior year operating income of $3.1 million.  Excluding the impact of SFAS 123R, non-GAAP operating income for the fourth quarter increased 19% over the prior year fourth quarter.

Net income for the fourth quarter ended March 30, 2007 of $3.3 million, or $0.21 per diluted share, which includes approximately $504,000 in net stock based compensation expenses related to SFAS 123R, was an increase over the prior year fourth quarter of $0.14 per diluted share. Excluding the impact of SFAS 123R and related tax effects, non-GAAP net income was $3.8 million or $0.24 per diluted share. Excluding the impact of SFAS 123R, non-GAAP net income increased 81% over the prior year. The effective tax rate in the fourth quarter of the current year was positively impacted by the completion of a research tax credit study that resulted in the recognition of an additional $304,000 in tax credits and a $348,000 increase in the deferred tax asset as a result of the change in the applicable federal statutory rate.

For the fiscal year ended March 30, 2007, revenue was $69.5 million, compared to revenue of $64.1 million for the prior fiscal year.  Operating income for the fiscal year ended March 30, 2007 of $11.7 million, which includes approximately $3.0 million in stock based compensation expenses related to SFAS 123R, was an increase over the prior year operating income of $8.4 million, which included $2.8 million of costs related to the Boule transaction.  Excluding the impact of SFAS 123R and Boule, non-GAAP operating income increased 31% over the prior year. Operating margin for the fiscal year ended March 30, 2007 increased to 16.8% compared to 13.1% for the prior year.

Net income for fiscal 2007 of $9.4 million, or $0.61 per diluted share, which includes approximately $2.0 million in net stock based compensation expenses related to SFAS 123R, was an increase over the prior year net income of $5.6 million, which included $1.7 million of net costs related to the Boule transaction.  Excluding the impact of SFAS 123R and related tax effects, non-GAAP net income was $11.4 million or $0.74 per diluted share. This compares to non-GAAP net income, excluding Boule transaction costs, of $7.3 million, or $0.49 per diluted share in fiscal 2006.  Excluding the impact of SFAS 123R and Boule, non-GAAP net income increased 56% over the prior year.

Warren E. Pinckert II, President and Chief Executive Officer of Cholestech said, “This past year reflected the improvements we have made in the operations of Cholestech.  We are proud of the 31% growth in non-GAAP operating income and the fact that our cash and equivalents rose this year to over $62 million, an increase of 46%.”

Pinckert added, “We believe your company is well positioned for the future.”

Non-GAAP Measures

To supplement our results presented in accordance with generally accepted accounting principles (GAAP), Cholestech uses non-GAAP measures of operating results, net income and net income per diluted share, which are adjusted from results based on GAAP to exclude SFAS 123R stock based compensation expenses and prior year expenses incurred in connection with the Boule transaction. This non-GAAP financial presentation is given in part to enhance the understanding of the Company’s historical financial performance and comparability between periods in light of a change in accounting standards and operating expenses incurred in connection with the Boule transaction that are not indicative of the Company’s core operating results, particularly since the Company has not included stock-based compensation under SFAS 123R as an expense in financial statements before. In addition, the Company believes that the non-GAAP presentation to exclude stock-based compensation is relevant and useful information that will be widely used by analysts, investors and other interested parties. Cash earnings is not a GAAP defined measure.  The Company believes this measure provides meaningful supplemental information regarding Cholestech’s operating results given the current accumulated tax loss carryforwards and because it excludes amounts that are not related to Cholestech’s core operating results and facilitates the comparison of results for the current period with results for past periods.  Further, these non-GAAP results are one of the primary indicators management uses for assessing our performance, allocating resources and planning and forecasting future periods. Accordingly, the Company is disclosing this information to permit additional analysis of the Company’s performance. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.

Investor Conference Call

Cholestech will conduct a conference call on its fiscal 2007 fourth quarter results beginning at 7 a.m. PT today. The call will be available to all investors by dialing (800) 896-8445 or, from international locations, (785) 830-1916.   A replay of the call will be available until 9 p.m. PT on May 23rd by dialing (800) 283-8217 or from international locations, (402) 220-0868.  There is no pass code.  The conference call will also be available via the Cholestech website, www.cholestech.com.

About Cholestech

Cholestech is committed to enabling people to lead longer, healthier and more active lives. Cholestech provides easy to use, accessible diagnostic tools and information to health care practitioners in over 35 countries around the world. Cholestech offers efficient and economic diagnostic testing for cholesterol and related lipids, blood glucose and glycemic control, and liver enzymes at the point of care. Health care providers can use the CLIA-waived Cholestech LDX® and GDX™* Systems and the hs-CRP test, which is cleared by the FDA for use in moderate complexity labs, to initiate and monitor the progress of patient therapy. By providing effective disease management solutions, Cholestech’s goal is to be a leading provider of diagnostic tools and information for immediate risk assessment and therapeutic monitoring of heart disease, inflammatory disorders and diabetes. *The GDX system is 510(k) cleared for prescription home use and, accordingly, is CLIA waived.

Cholestech LDX is a registered trademark and Cholestech GDX is a trademark of Cholestech Corporation. All other trademarks mentioned in this document are the property of their respective owners. For more information about Cholestech and its products visit us on the web at www.cholestech.com.

CTEC-F

Safe Harbor Statement of Cholestech Corporation Under the Private Securities Litigation Reform Act of 1995:

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those in the forward-looking statements due to risks and uncertainties, including:  risks inherent to the regulatory approval process; market acceptance and demand for our current and future products; further regulatory changes and guidelines affecting the healthcare system in the United States; risks inherent to future sales growth and the research and development process; the ability to execute proposed initiatives and other factors.  Additional considerations and important risk factors are described in Cholestech’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission.

Cholestech Contact:	Investor/Press Contact:
John F. Glenn Vice President Finance and Chief Financial Officer Cholestech Corporation 510-732-7200 jglenn@cholestech.com	Brendan Lahiff Financial Dynamics 415-439-4504 brendan.lahiff@fd.com

CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts, unaudited)

	Fourth Quarter Ended		Fiscal Year Ended

	3/30/2007	3/31/2006	3/30/2007	3/31/2006

Revenue	$18,032	$17,577	$69,526	$64,093

Cost of revenue	5,936	6,353	23,042	23,902
Gross profit	12,096	11,224	46,484	40,191

Operating expenses:
Sales and marketing	3,898	3,710	14,785	13,036
Research and development	1,586	1,582	6,280	7,553
General and administrative	3,641	2,800	13,718	11,230
Total operating expenses	9,125	8,092	34,783	31,819

Operating income	2,971	3,132	11,701	8,372

Net interest and other income	630	306	2,158	923

Income before provision for income taxes	3,601	3,438	13,859	9,295

Provision for income taxes	256	1,333	4,453	3,661

Net income	$3,345	$2,105	$9,406	$5,634

Net income per share:
Basic	$0.22	$0.14	$0.62	$0.38
Diluted	$0.21	$0.14	$0.61	$0.38

Shares used to compute net income per share:
Basic	15,450	14,768	15,106	14,687
Diluted	15,873	15,178	15,468	15,013

Net income to cash earnings reconciliation:

Net income	$9,406	$5,634
Depreciation and amortization	2,490	2,916
Stock-based compensation	3,211	100
Provision for income taxes	4,453	3,661
Cash paid during the year for taxes	(514)	(381)
Cash earnings	$19,046	$11,930

CONDENSED BALANCE SHEET DATA
(in thousands, unaudited)

	3/30/2007	3/31/2006

Cash, cash equivalents, marketable securities and long-term marketable securities	$62,452	$42,676

Total assets	$100,701	$80,702

Long-term debt	—	—

Shareholders’ equity	$94,215	$74,132